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                                                                    Exhibit 99.1


               METLIFE, INC. ANNOUNCES A STOCK REPURCHASE PROGRAM

New York, June 27, 2000 - MetLife, Inc. (NYSE: MET) today announced that its Board of Directors has authorized a stock repurchase program for up to an aggregate of $1 billion of the company's outstanding common stock. These purchases will be made through purchases from the MetLife Policyholder Trust, in the open market and through privately negotiated transactions.

The timing of open market and privately negotiated purchases will be dependent upon market conditions and other corporate considerations. MetLife will continue to purchase all shares available for sale, subject to certain limitations, from the MetLife Policyholder Trust pursuant to the Purchase and Sale Program established in connection with the demutualization of Metropolitan Life Insurance Company.

The stock repurchase program may be modified, extended or terminated by the Board of Directors at any time.

MetLife, Inc., through its subsidiaries and affiliates, is a leading provider of insurance and other financial services to individual and group customers. The MetLife companies serve approximately nine million individual households in the U.S. and companies and institutions with 33 million employees and members. It also has international insurance operations in 11 countries.

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This release contains statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not guarantees of future performance. Actual results may differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties including: changes in interest rates, declines in securities markets and the effect on sales of investment products and on our investment portfolio, competition, litigation, differences between actual claims experience and underwriting and reserving assumptions, downgrades in our or our affiliates' ratings and the risk factors described from time to time in our filings with the Securities and Exchange Commission, including our S-1 registration statements.